Exhibit 11.2

600 Galleria Pkwy SE Suite 600 Atlanta, GA 30339

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Post-Qualification Amendment No. 7 to Offering Statement on Form 1-A of Roots Real Estate Investment Community I, LLC and Subsidiaries of our report dated April 22, 2025, relating to the consolidated financial statements of Roots Real Estate Investment Community I, LLC and Subsidiaries as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023.

We also hereby consent to the reference of our firm under the heading “Experts” in such Post-Qualification Amendment No. 7 to Offering Statement on Form 1-A.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia

April 23, 2025

moorecolson.com

information@moorecolson.com

770.989.0028